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                                                                    Exhibit 99.1

                              INTIMATE BRANDS, INC.

          CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

THE COMPANY AND ITS REPRESENTATIVES MAY, FROM TIME TO TIME, MAKE WRITTEN OR VERBAL FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS RELATE TO DEVELOPMENTS, RESULTS, CONDITIONS, OR OTHER EVENTS THE COMPANY EXPECTS OR ANTICIPATES WILL OCCUR IN THE FUTURE. WITHOUT LIMITING THE FOREGOING, THOSE STATEMENTS MAY RELATE TO FUTURE REVENUES, EARNINGS, STORE OPENINGS, MARKET CONDITIONS, AND THE COMPETITIVE ENVIRONMENT. FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT'S THEN-CURRENT VIEWS AND ASSUMPTIONS AND, AS A RESULT, ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED BELOW, WHICH MAY BE OUTSIDE OF THE COMPANY'S CONTROL AND THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THE FOLLOWING RISKS ARE NOT THE ONLY ONES FACING THE COMPANY AND ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO DEVELOP THAT IMPAIR THE COMPANY'S BUSINESS OPERATIONS.

ALL FORWARD-LOOKING STATEMENTS ARE QUALIFIED BY THE FOLLOWING WHICH, IF THEY DEVELOP INTO ACTUAL EVENTS, WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN ADDITION, INVESTORS IN THE COMPANY SHOULD CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED HEREIN.

THE COMPANY'S REVENUE AND PROFIT RESULTS ARE SENSITIVE TO GENERAL ECONOMIC CONDITIONS, CONSUMER CONFIDENCE AND SPENDING PATTERNS.

         The Company's growth, sales and profitability may be adversely affected by negative local, regional or national economic trends that shake consumer confidence. Purchases of women's intimate and other apparel, personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, the Company may increase the number of promotional sales, which would further adversely affect its profitability.

THE COMPANY'S NET SALES, OPERATING INCOME AND INVENTORY LEVELS FLUCTUATE ON A SEASONAL BASIS.

         The Company experiences major seasonal fluctuations in its net sales and operating income, with a significant portion of its operating income typically realized during the fourth quarter holiday season. The Company's quarterly results of operations may also fluctuate significantly as a result of other factors such as the timing of catalog mailings. Any decrease in sales or margins during those periods could have a disproportionate effect on the Company's financial condition and results of operations.

         Seasonal fluctuations also affect the Company's inventory levels, since it usually orders merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. The Company must carry a significant amount of inventory, especially before the holiday season selling period.

THE COMPANY MAY BE UNABLE TO COMPETE FAVORABLY IN ITS HIGHLY COMPETITIVE SEGMENT OF THE RETAIL INDUSTRY.

         The sale of women's intimate and other apparel, personal care products and accessories is highly competitive. Increased competition could result in price reductions, increased marketing expenditures and loss of market share, all of which would have a material adverse effect on the Company's financial condition and results of operations.

         The Company competes for sales with a broad range of other retailers, including individual and chain fashion specialty stores, and department stores. In addition to the traditional store-based retailers, the Company


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also competes with direct marketers that sell similar lines of merchandise, who target customers through catalogs and e-commerce. Direct marketers also include traditional store-based retailers like the Company who are competing in the catalog and e-commerce distribution channels. The Company's direct response business competes with numerous national and regional catalog and e-commerce merchandisers. Brand image, marketing, fashion design, price, service, quality image presentation and fulfillment are all competitive factors in catalog and e-commerce sales.

         Some of the Company's competitors may have greater financial, marketing and other resources available to them. In many cases, the Company's primary competitors sell their products in department stores that are located in the same shopping malls as the Company's stores. In addition to competing for sales, the Company competes for favorable site locations and lease terms in shopping malls.

THE COMPANY MAY NOT BE ABLE TO KEEP UP WITH FASHION TRENDS AND MAY NOT BE ABLE TO LAUNCH NEW PRODUCT LINES SUCCESSFULLY.

         The Company's success depends in part on management's ability to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. Customer tastes and fashion trends change rapidly. If the Company is unable to successfully anticipate, identify or react to changing styles or trends and misjudges the market for its products or any new product lines, the Company's sales will be lower and it may be faced with a significant amount of unsold finished goods inventory. In response, the Company may be forced to increase its marketing promotions or price markdowns, which would have a material adverse effect on its business. The Company's brand image may also suffer if customers believe merchandise misjudgments indicate that the Company is no longer able to offer the latest fashions.

THE COMPANY MAY LOSE KEY PERSONNEL.

         The Company believes that it has benefited substantially from the leadership and experience of its senior executives, including Leslie H. Wexner (its Chairman of the Board of Directors and Chief Executive Officer). The loss of the services of any of these individuals would have a material adverse effect on the business and prospects of the Company. The Company's future success will also depend on its ability to recruit, train and retain other qualified personnel. Competition for key personnel in the retail industry is intense.

INCREASES IN COSTS OF MAILING, PAPER AND PRINTING.

         Postal rate increases and paper and printing costs will affect the cost of the Company's order fulfillment and catalog and promotional mailings. The Company relies on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. The Company is not party to any long-term contracts for the supply of paper and purchases paper from paper mills at specified rates. Future paper and postal rate increases would adversely impact the Company's earnings if it was unable to pass such increases directly onto its customers or offset such increases by raising prices or by implementing more efficient printing, mailing, delivery and order fulfillment systems.


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CONTROL BY CERTAIN SHAREHOLDERS - THE LIMITED INC. CONTROLS THE COMPANY.

         The Limited owns 100% of the Company's outstanding Class B Common Stock. The Class B Common Stock represents a majority in voting power of all classes of the Company's voting stock and, as a result, The Limited is able to elect all the members of the Company's board of directors and effectively control the outcome of certain matters requiring a stockholder vote. Such ownership of common stock may have the effect of delaying, deferring or preventing a change of control.

         For as long as The Limited has beneficial ownership of a majority of the number of outstanding shares of the Company's common stock, the Company may not act in a way which will result in The Limited contravening

          o    its certificate of incorporation or by-laws;

          o    any binding credit agreement to which it is a party; and

          o any judgment, order or decree of any governmental body with jurisdiction over it.

         This may prevent the Company from acting in its own interest.

THE COMPANY'S RELATIONSHIP WITH THE LIMITED COULD EXPOSE IT TO CONFLICTS OF INTEREST.

         Various conflicts of interest could arise between the Company and The Limited. These conflicts would be due to, among other factors, cross directorships and the ownership interests of the Company's directors and officers in common stock of The Limited when these directors and officers are faced with decisions that could have conflicting results for the Company and The Limited.

         The Limited is not restricted from competing with the Company in any manner and there can be no assurance that The Limited will not expand its line of products or business in a manner that would result in direct competition with the Company's business.

THE COMPANY'S UNAFFILIATED MANUFACTURERS MAY BE UNABLE TO MANUFACTURE AND DELIVER PRODUCTS IN A TIMELY MANNER OR MEET QUALITY STANDARDS.

          The Company purchases apparel through The Limited's wholly owned subsidiary, Mast, a contract manufacturer and apparel importer. Apparel, personal care, fragrance and beauty products are also purchased through other contract manufacturers and importers and directly from unaffiliated manufacturers. Similar to most other specialty retailers, the Company has narrow sales windows for much of its inventory. Factors outside the Company's control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales and profits, cancellation charges or excessive markdowns.

THE COMPANY RELIES SIGNIFICANTLY ON FOREIGN SOURCES OF PRODUCTION.

         The Company purchases apparel merchandise directly in foreign markets and in the domestic market, some of which is manufactured overseas. The Company does not have any long-term merchandise supply contracts and many of its imports are subject to existing or potential duties, tariffs or quotas. The Company competes with other companies for production facilities and import quota capacity.

         The Company also faces a variety of other risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as:

          o    political instability;

          o imposition of new legislation relating to import quotas that may limit the quantity of goods which may be imported into the United States from countries in that region;

          o    imposition of duties, taxes, and other charges on imports;

          o    currency and exchange risks; and


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          o    local business practice and political issues, including issues relating to compliance with domestic or international labor standards which may result in adverse publicity.

         New initiatives may be proposed that may have an impact on the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, would increase the cost of products purchased from suppliers in such countries. The future performance of the Company will depend upon this and the other factors listed above which are beyond its control. These factors may have a material adverse effect on the business of the Company.

THE COMPANY DEPENDS ON A HIGH VOLUME OF MALL TRAFFIC AND THE AVAILABILITY OF SUITABLE LEASE SPACE.

         Many of the Company's stores are located in shopping malls. Sales at these stores are derived, in part, from the high volume of traffic in those malls. The Company's stores benefit from the ability of the mall's "anchor" tenants, generally large department stores, and other area attractions to generate consumer traffic in the vicinity of its stores and the continuing popularity of malls as shopping destinations. Sales volume and mall traffic may be adversely affected by economic downturns in a particular area, competition from non-mall retailers and other malls where the Company does not have stores and the closing of anchor department stores. In addition, a decline in the desirability of the shopping environment in a particular mall, or a decline in the popularity of mall shopping among the Company's target consumers, would adversely affect its business.

          Part of the Company's future growth is significantly dependent on its ability to open new stores in desirable locations with capital investment and lease costs that allow the Company to earn a reasonable return. The Company cannot be sure as to when or whether such desirable locations will become available at reasonable costs.

THE COMPANY MAY NOT BE ABLE TO MANAGE ITS GROWTH.

         The Company's principal businesses, including its catalog and e-commerce sales, have grown rapidly over the past several years. The Company's future growth prospects are dependent on several factors, including:

          o    the availability of suitable store locations;

          o the ability to develop new merchandise at prices that appeal to a broad range of customers;

          o    the ability to deliver products on a timely basis; and

          o    the ability to hire and train qualified associates.

         The Company may not be able to continue to grow rapidly or profitably or manage its growth effectively.


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THE PRICE OF THE COMPANY'S CLASS A COMMON STOCK MAY BE VOLATILE.

         The price of the Company's Class A Common Stock may fluctuate substantially as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or other companies in the retail industry or markets served by the Company. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail stocks and that have often been unrelated or disproportionate to the operating performance of these companies.


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